Exhibit 99.1

Ingles Markets, Incorporated Reports Increased Sales and Net Income for Third Quarter and Nine Months of Fiscal 2018

ASHEVILLE, N.C.--(BUSINESS WIRE)--August 9, 2018--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported increased sales and net income for the three and nine months ended June 30, 2018. Net sales totaled $1.03 billion and net income totaled $24.5 million for the third quarter ended June 30, 2018, compared with $984.4 million and $11.5 million, respectively, for the third quarter of fiscal year 2017.

Net sales totaled $3.03 billion and net income totaled $78.9 million for the nine months ended June 30, 2018, compared with $2.91 billion and $34.5 million, respectively, for the nine months ended June 24, 2017. Fiscal year 2018 third quarter and nine month net income was positively impacted by the passage of the Tax Cuts and Jobs Act of 2017 (Tax Act).

Last year’s third fiscal quarter period ended June 2017 benefitted from extra Easter sales. This year, Easter occurred in the March quarter and benefitted fiscal second quarter 2018 sales.

Robert P. Ingle II, Chairman of the Board, stated, “This past quarter’s concentration on increasing sales showed positive results. Our associates have worked very hard to improve the product and service offering in our stores.”

Third Quarter Results

Net sales increased by $50.4 million, or 5.1%, to $1.03 billion for the three months ended June 30, 2018, from $984.4 million for the three months ended June 24, 2017. Sales increased in every retail product category. Excluding gasoline sales and the effect of last year’s extra Easter sales, retail grocery comparable store sales increased 1.8% over the comparative fiscal third quarter. The number of customer transactions (excluding gasoline) and the average transaction size (excluding gasoline) both increased. Gasoline sales (both in dollars and gallons) increased compared with the prior year’s third quarter.

Gross profit for the June 2018 quarter increased 2.8% to $243.9 million, compared with $237.1 million for the third quarter of last fiscal year. Gross profit, as a percentage of sales, was 23.6% for the June 2018 quarter compared with 24.1% for the June 2017 quarter. Excluding gasoline sales, retail grocery gross margin increased 34 basis points comparing the June 2018 and June 2017 fiscal quarters.

Operating and administrative expenses for the June 2018 quarter totaled $214.7 million, compared with $207.6 million for the June 2017 quarter. Most of the increase was due to higher personnel and other costs incurred to support increased sales.

Interest expense totaled $12.0 million for the three-month period ended June 30, 2018, and $11.7 million for the three-month period ended June 24, 2017. Total debt at the end of June 2018 was $887.8 million, compared with $870.7 million at the end of June 2017. Interest rates have increased over the past twelve months, resulting in higher interest expense on the Company’s floating rate debt. Total debt is slightly higher this year primarily as a result of increased capital expenditures.

Net income totaled $24.5 million for the three-month period ended June 30, 2018, compared with $11.5 million for the three-month period ended June 24, 2017. Third quarter 2018 net income was positively impacted by $10.6 million related to the Tax Act, resulting in an income tax benefit of $6.0 million for the quarter. Basic and diluted earnings per share for Class A Common Stock were $1.24 and $1.21, respectively, for the quarter ended June 30, 2018, compared with $0.58 and $0.57, respectively, for the quarter ended June 24, 2017. Basic and diluted earnings per share for Class B Common Stock were each $1.13 for the quarter ended June 30, 2018, and $0.53 for the quarter ended June 24, 2017.

Nine Month Results

Nine month fiscal 2018 and 2017 sales totaled $3.03 billion and $2.91 billion, respectively. The sales increase was broad-based across all retail product categories. Retail grocery comparable store sales, excluding the effect of gasoline increased 1.9%. The number of customer transactions and the average transaction size (both excluding gasoline) both increased.

Gross profit for the nine months ended June 30, 2018, increased 3.1% and totaled $723.7 million, compared with $702.3 million for the first nine months of last fiscal year. Gross profit, as a percentage of sales, was 23.9% for the June 2018 nine-month period compared with 24.1% for the June 2017 nine-month period. Retail grocery segment gross profit as a percentage of sales, excluding gasoline sales, increased 17 basis points comparing the first nine months of fiscal 2018 with the same fiscal 2017 period. Gasoline gross profit dollars were higher for the nine months ended June 30, 2018, compared with the nine months ended June 24, 2017.

Operating and administrative expenses totaled $635.2 million for the nine months ended June 30, 2018, and $616.9 million for the nine months ended June 24, 2017. As discussed in the quarterly results above, most of the increase was due to higher personnel and other costs incurred to support increased sales. Interest expense increased $0.8 million to $35.6 million for the nine-month period ended June 30, 2018, compared with $34.8 million for the nine-month period ended June 24, 2017.

Net income totaled $78.9 million for the nine-month period ended June 30, 2018, compared with $34.5 million for the nine-month period ended June 24, 2017. Included in fiscal 2018 nine-month net income is an income tax benefit of $22.9 million resulting from the Tax Act. Basic and diluted earnings per share for Class A Common Stock were $4.00 and $3.90, respectively, for the nine months ended June 30, 2018, compared with $1.75 and $1.70, respectively, for the nine months ended June 24, 2017. Basic and diluted earnings per share for Class B Common Stock were each $3.64 for the nine months ended June 30, 2018, compared with $1.59 of basic and diluted earnings per share for the nine months ended June 24, 2017.

Capital expenditures for the June 2018 nine-month period totaled $120.5 million, compared with $90.0 million for the June 2017 nine-month period. Capital expenditures this year are focused on store buildings opened this year (and scheduled to open early next year) as well as ongoing improvements to the existing store base. Capital expenditures for the entire fiscal year are expected to be approximately $140 million to $180 million.

The Company currently has $145.4 million available under its $175.0 million line of credit. The Company believes its financial resources, including the line of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2017 Form 10-K and 2018 Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 200 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's Global Select Market under the symbol IMKTA. For more information, visit Ingles' website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,	June 24,	June 30,	June 24,
	2018	2017	2018	2017

Net sales	$1,034,769	$984,398	$3,033,117	$2,913,308
Gross profit	243,891	237,134	723,738	702,304
Operating and administrative expenses	214,718	207,595	635,188	616,915
Gain from sale or disposal of assets	605	125	671	1,493
Income from operations	29,778	29,664	89,221	86,882
Other income, net	648	1,030	2,466	2,470
Interest expense	11,956	11,729	35,621	34,762
Income tax (benefit) expense	(6,014)	7,438	(22,859)	20,088
Net income	$24,484	$11,527	$78,925	$34,502

Basic earnings per common share – Class A	$1.24	$0.58	$4.00	$1.75
Diluted earnings per common share – Class A	$1.21	$0.57	$3.90	$1.70
Basic earnings per common share – Class B	$1.13	$0.53	$3.64	$1.59
Diluted earnings per common share – Class B	$1.13	$0.53	$3.64	$1.59

Additional selected information:
Depreciation and amortization expense	$28,418	$27,835	$84,628	$82,748
Rent expense	$3,272	$3,535	$9,678	$10,344

Condensed Consolidated Balance Sheets (Unaudited)

	June 30,		Sept. 30,
	2018		2017
ASSETS
Cash and cash equivalents	$11,643		$23,912
Receivables-net	73,729		66,329
Inventories	363,514		349,333
Other current assets	40,172		6,266
Property and equipment-net	1,297,366		1,265,112
Other assets	24,129		22,354
TOTAL ASSETS	$1,810,553		$1,733,306

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$12,812		$12,211
Accounts payable, accrued expenses and current portion of other long-term liabilities	236,374		233,353
Deferred income taxes	65,065		69,918
Long-term debt	874,944		865,660
Other long-term liabilities	41,133		41,112
Total Liabilities	1,230,328		1,222,254
Stockholders' equity	580,225		511,052
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,810,553		$1,733,306

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer